Exhibit 10.4

MOLD MANUFACTURING CONTRACT

April 2, 2025

Party A: TCL Home Appliances (Hefei) Co., Ltd.

Party B: Jiangsu Ningtai Mould Co., Ltd.

Important Notice and Explanation

1.	To protect the rights of all parties, Party A has specially reminded Party B (including but not limited to bolding) of contract terms that materially affect Party B’s interests, including restrictions on Party B’s rights, assumption of liabilities, and disclaimers/limitations of Party A’s liabilities. Party B confirms that Party A has explained such terms as requested.

2.	Each party has consulted legal professionals, fully and accurately understood all terms of this Contract, and signed it after reaching a complete consensus on the interpretation of the terms.

3.	All terms of this Contract reflect the result of commercial negotiations between the two parties based on the principles of equality, voluntariness and good faith. Each party shall voluntarily perform its contractual obligations.

Table of Contents

1.	Definitions and Interpretations	1

2.	Scope of Contract	1

3.	Price	2

4.	Payment	3

5.	Delivery	3

6.	Acceptance and Claims	4

7.	Product Warranty	5

8.	Mold Modification	6

9.	Compliance	6

10.	Intellectual Property and Indemnification	7

11.	Taxes	7

12.	Representations and Warranties	8

13.	Term	9

14.	Termination	9

15.	Breach of Contract	9

16.	Assignment	10

17.	Confidentiality Obligation	10

18.	Notices	10

19.	Dispute Resolution	11

20.	General Provisions	11

Appendix 1: Definitions and Interpretations

Appendix 2: Mold List and Pricing

Appendix 3: Integrity Agreement

i

Mold Manufacturing Contract

This Mold Manufacturing Contract (“Contract”) is entered into by and between the following parties:

Party A: TCL Home Appliances (Hefei) Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China, with registered address at No. 10, Yunhu Road, Taohua Industrial Park, Feixi County, Hefei City, Anhui Province (hereinafter “Party A”);

Party B: Jiangsu Ningtai Mould Co., Ltd., a limited liability company incorporated and existing under the laws of the People’s Republic of China, with registered address at Fuyuan Road, Private Industrial Park, Jiangyan District, Taizhou City, Jiangsu Province (hereinafter “Party B”).

Party A and Party B are each referred to as a “Party” and collectively as the “Parties”.

Background

Party A is a legal entity engaged in the manufacture and marketing of TCL home appliances. Based on its own resources and capabilities, Party B agrees to process, design, manufacture and supply the molds specified herein. The Parties agree to cooperate in mold manufacturing in accordance with applicable laws and the terms and conditions of this Contract.

NOW, THEREFORE, after friendly negotiations based on the principle of equality and mutual benefit, the Parties enter into this Contract as follows:

1. Definitions and Interpretations

Unless otherwise agreed herein or the context otherwise requires, the rules for interpreting all terms used in this Contract are set forth in Appendix 1.

2. Scope of Contract

2.1 Party A shall be responsible for the structural design, appearance design and technical performance design of the product parts, complete the product design plan prior to the effective date of this Contract, and provide Party B with the final mold drawings. If Party B has any questions regarding the above design content, mold drawings and related materials provided by Party A, Party B shall actively and timely communicate with Party A, and the Parties shall resolve such issues through negotiation. If Party B handles such issues without Party A’s written consent, Party B shall compensate Party A for all losses incurred thereby (including but not limited to litigation costs, preservation fees, attorney fees, investigation and evidence collection fees incurred by Party A).

2.2 Party B shall develop, manufacture and supply the molds specified herein (see Appendix 2) and related services to Party A in accordance with the terms of this Contract, and Party A shall pay the contract price to Party B accordingly.

2.3 The specific specifications, model, appearance, quality standards, technical standards, packaging, raw materials and other requirements of the molds shall be subject to the technical documents confirmed in writing by both Parties.

2.4 Each Party shall appoint a representative (individually “Party Representative”, collectively “Party Representatives”) to handle all technical matters related to the molds and services during the period from the effective date to the expiration of the relevant warranty period. The Parties shall, through friendly negotiation, make specific arrangements for regular communication and emergency contact between the Party Representatives. The Party Representatives shall cooperate fully to resolve all technical issues arising from the molds and services. In the event of disputes, the Party Representatives shall analyze the issues, clarify liabilities, and resolve the disputes through friendly negotiation to the greatest extent possible. During mold manufacturing and commissioning, Party B’s representative shall report to Party A on a weekly basis the work progress, major tasks completed, all problems encountered and proposed solutions.

2.5 Party B shall comply with the delivery schedule specified herein. Any delay in delivery shall entitle Party A to terminate this Contract at its sole discretion.

3. Price

3.1 The total contract price is RMB One Million One Hundred and Thirty-Six Thousand Seven Hundred and Eighty Only (¥1,136,780).

3.2 The total price includes all costs related to the performance of this Contract, including but not limited to material costs, manufacturing costs, mold modification costs and storage costs. Party A shall not pay any additional fees.

3.3 For the avoidance of doubt, the total contract price includes value-added tax, business tax or similar taxes or duties imposed by any government authority.

3.4 The Parties agree on a voluntary and equal basis: Party B warrants that the mold price quoted herein shall not exceed the price offered by Party B to any third party under the same conditions. If a third party offers a lower price than Party B’s quote to Party A, or Party B’s quote exceeds 30% of the industry average under the same conditions, Party B agrees to bear the excess amount or such lowest price shall automatically apply to Party A, and Party A may deduct the excess from the amount payable to Party B.

4. Payment

4.1 Upon completion of mold manufacturing, delivery of the molds to Party A’s designated location and successful pre-acceptance by Party A, Party B shall immediately provide Party A with a special VAT invoice specifying the total contract price (and other documents as may be required). Within 7 working days after Party A’s successful pre-acceptance and receipt of such invoice and relevant documents (if any), Party A shall pay Party B the pre-acceptance payment, i.e., 60% of the total contract price: RMB Six Hundred and Eighty-Two Thousand and Sixty-Eight Only.

4.2 After the molds are used for mass production of 10,000 units or normal use by Party A for six months, and upon successful final acceptance by Party A, Party A shall pay Party B the final acceptance payment, i.e., 30% of the total contract price: RMB Three Hundred and Forty-One Thousand and Thirty-Four Only within 7 working days.

4.3 One year after successful final acceptance and normal use of the molds, Party A shall pay Party B the warranty payment, i.e., 10% of the total contract price: RMB One Hundred and Thirteen Thousand Six Hundred and Seventy-Eight Only.

4.4 Payment method: Issue a 6-month financial instrument to confirm Party A’s accounts payable to Party B.

4.5 Title to the molds hereunder shall pass to Party A upon delivery by Party B to Party A. The risk of loss or damage to the molds shall pass from Party B to Party A upon delivery, except for non-conforming molds.

4.6 Each Party shall be responsible for its own bank charges.

4.7 Party A reserves the right to set off, deduct or withhold any amounts owed by Party A to Party B or any of its affiliates against any amounts owed by Party B or its affiliates to Party A.

4.8 In the event of a dispute regarding any amount payable by Party A to Party B under Article 4: (a) Party A shall not be required to pay the disputed amount pending resolution of the dispute; (b) Party B shall send a written notice to Party A prior to the scheduled due date of such amount, specifying the disputed amount, explaining the basis of the dispute and attaching supporting documents, and shall actively cooperate with Party A in reconciling accounts; (c) Party A shall have the right to refuse to pay interest on the disputed amount from the scheduled due date to the payment date.

5. Delivery

5.1 Party B shall deliver the molds to Party A’s designated delivery location on or before the delivery date specified in Appendix 2.

5.2 At least 15 days prior to shipment of the molds, Party B shall notify Party A in writing of all relevant details, including description, quantity, approximate weight and volume of the molds, and other information customarily provided in the industry.

5.3 Unless otherwise agreed herein, all molds shall be shipped as a complete set, and all special installation tools, materials and consumable spare parts shall be shipped together with the molds.

5.4 Party B shall pack all delivered molds properly to prevent damage during multiple handling, loading and unloading. Protective measures shall be taken based on the characteristics and requirements of the molds to avoid damage due to moisture, rain, vibration and corrosion.

5.5 Immediately after shipment of each batch of molds, Party B shall notify Party A of all shipment details by fax or email.

5.6 Party B shall, in accordance with industry practice, purchase insurance for the molds and related documents in transit at its own expense.

5.7 If Party B fails to deliver the molds to the delivery location on or before the delivery date specified in Appendix 2 due solely to Party B’s fault, Party B shall pay liquidated damages to Party A for such delay at the delay penalty rate until Party B delivers the delayed molds in accordance with the terms hereof. Payment of liquidated damages by Party B for any delay in delivery shall not relieve Party B of its obligation to complete delivery of the molds.

5.8 If the liquidated damages for delay exceed the maximum limit, Party A shall have the right to terminate this Contract. If Party A terminates this Contract in whole or in part due to delay in delivery, Party A may return the molds related to the terminated part received from Party B to Party B at Party B’s cost, and Party B shall refund to Party A the payment for such molds within 3 days after full return.

5.9 If Party A refuses to accept molds that are damaged, non-conforming or otherwise problematic, the risk of loss or damage to such molds shall be borne by Party B.

6. Acceptance and Claims

6.1 Party B shall submit a written pre-acceptance application to Party A upon delivery of the molds to the delivery location. Party A shall conduct pre-acceptance within 15 working days upon receipt of the application. If any shortage, damage or non-conformity (collectively “Non-Conformity”) is found during pre-acceptance, Party A shall submit a written report to Party B within 20 working days after delivery, describing the Non-Conformity, specifying the affected molds and attaching supporting documents. Failure by Party A to submit a written non-conformity report within the above period shall not constitute a waiver of Party A’s right to pursue claims for non-conforming molds at a later stage.

6.2 Party B shall submit a written final acceptance application to Party A after 10,000 parts are produced using the molds or six months after issuance of the mold confirmation form. Party A shall conduct final acceptance within 15 working days upon receipt of the application. If any Non-Conformity is found during final acceptance, Party A shall submit a written report to Party B within 15 working days after discovery, describing the Non-Conformity, specifying the affected molds and attaching supporting documents. Failure by Party A to submit a written non-conformity report within the above period shall not constitute a waiver of Party A’s right to pursue claims for non-conforming molds at a later stage.

6.3 Any delay in acceptance exceeding one month due to Party B’s reasons shall be deemed non-acceptance of the molds.

6.4 If any Non-Conformity due to Party B’s reasons is found during acceptance, Party A may exercise one or more of the following remedies: (a) require Party B to refund the payment for non-conforming molds or deduct the corresponding amount directly from any amounts payable to Party B without Party B’s consent; (b) Party B shall supplement, replace or repair the non-conforming molds at its own expense within the period specified by Party A until acceptance, and pay Party A liquidated damages equal to 20% of the total contract price; (c) terminate this Contract. Party A may deduct any losses incurred thereby from any amounts payable to Party B or require Party B to compensate for such losses (including but not limited to litigation costs, preservation fees, attorney fees, investigation and evidence collection fees incurred by Party A).

6.5 If any Non-Conformity is due to Party A’s fault, Party B shall preserve and supplement, repair or replace the molds within the agreed period.

6.6 If Party B disputes a claim made by Party A under Articles 6.4 or 7.5, Party B shall state the reasons for the dispute within 7 days upon receipt of the claim notice. The Parties shall make their best efforts to resolve the dispute within 30 days after Party B’s dispute notice. Failure by Party B to notify Party A of the dispute within the specified period shall be deemed acceptance of Party A’s claim.

7. Product Warranty

7.1 Party B warrants that the molds supplied shall conform in all material respects to the technical specifications during the warranty period and shall be free from quality defects, operational failures, material and workmanship defects under normal use and service as specified by Party B (“Warranty”).

7.2 Party B warrants that the molds supplied to Party A shall be free from any claims by creditors, employees or any third parties (including but not limited to seizure by judicial authorities). Party B shall immediately notify Party A in the event of any such claims, and Party A may suspend payment until the issue is resolved. Party B shall handle any litigation arising therefrom and compensate Party A for all economic or reputational losses, including public apologies.

7.3 Party B warrants that the molds shall have a service life of no less than the number of uses specified in Appendix 2 and shall be responsible for the quality of the molds and the structural and assembly rationality of products manufactured using the molds.

7.4 Party B warrants that the molds shall be manufactured from raw materials conforming to the technical specifications agreed by the Parties as required by Party A, and shall bear all costs of manufacturing the molds (including but not limited to raw material costs and labor costs). Party B further warrants that all molds manufactured hereunder shall be ready for mass production.

7.5 For any breach of warranty during the warranty period, Party A may exercise one or more of the following remedies: (a) require Party B to refund the payment for non-conforming molds or deduct the corresponding amount directly from any amounts payable to Party B without Party B’s consent; (b) Party B shall supplement, replace or repair the non-conforming molds at its own expense within the period specified by Party A until acceptance, and pay Party A liquidated damages equal to 20% of the total contract price; (c) terminate this Contract. Party A may deduct any losses incurred thereby from any amounts payable to Party B or require Party B to compensate for such losses (including but not limited to litigation costs, preservation fees, attorney fees, investigation and evidence collection fees incurred by Party A).

7.6 Replacements provided by Party B at Party A’s request may be new or refurbished with equivalent performance. Party B shall bear the risk of loss or damage to replacements in transit and all shipping costs.

7.7 Any defects arising during the warranty period due to Party A’s failure to comply with the terms hereof or related documents, or due to force majeure, or defects arising after the warranty period, shall be repaired, replaced or supplemented by Party B at Party A’s request at Party A’s cost, provided that Party B provides such services at the best market price.

8. Mold Modification

8.1 Party B shall promptly respond to any modification or adjustment requests made by Party A upon receipt of trial samples. If Party A specifies a modification deadline, Party B shall complete the modification within such period. If no deadline is specified, Party B shall complete the modification within 30 days upon receipt of Party A’s written modification notice.

8.2 Party B shall unconditionally assist with modifications required solely due to Party A’s product or drawing adjustments, provided that such modifications do not render the molds obsolete. Reasonable costs incurred thereby shall be agreed by the Parties and set forth in a supplementary contract. All costs of modifications required due to Party B’s reasons shall be borne by Party B.

8.3 Party B shall test modified or repaired molds and submit samples to Party A for inspection. Party B shall not use the molds for mass production until Party A inspects and approves the samples in writing.

8.4 If Party B fails to cooperate with modifications, or the molds fail to meet the technical requirements after three modifications (due to Party A’s reasons), or Party B modifies the molds without Party A’s written consent resulting in non-conforming products, Party A may exercise one or more of the following remedies: (a) require Party B to refund modification fees for non-conforming molds or deduct the corresponding amount directly from any amounts payable to Party B without Party B’s consent; (b) Party B shall pay Party A liquidated damages equal to 20% of the total contract price, and Party A reserves the right to require further modifications; (c) Party A may engage a third party to perform modifications at Party B’s cost; (d) require Party B to compensate Party A for direct and foreseeable losses incurred thereby.

8.5 If Party A requires modifications due to project adjustments and fails to complete acceptance within the periods specified in Articles 6.1 and 6.2, Party A may extend the acceptance period without liability, and the new acceptance date shall be subject to Party A’s written notice.

9. Compliance

9.1 Party B shall comply with all applicable laws in the relevant jurisdiction regarding the molds and notify Party A of any changes. Party B shall obtain all necessary government approvals, consents or licenses, and complete all registrations required for the lawful effectiveness and performance of this Contract.

10. Intellectual Property and Indemnification

10.1 Party B acknowledges and agrees that Party A is the sole owner of all intellectual property rights in the molds and products manufactured thereunder. Except for the right to use Party A’s intellectual property as expressly provided herein, Party B acquires no other rights therein. “Intellectual Property Rights” includes but not limited to patent applications, patents, patent rights, patent licenses. Party B shall not infringe upon Party A’s intellectual property rights; otherwise, Party B shall be liable for breach of contract and compensate Party A for all losses incurred thereby (including but not limited to litigation costs, preservation fees, attorney fees, investigation and evidence collection fees incurred by Party A).

10.2 Party B shall use Party A’s intellectual property rights solely for the purpose of performing its obligations hereof in accordance with the terms hereof and Party A’s instructions.

10.3 Party B shall not disclose, provide or offer to any third party the molds hereunder (including drawings, technical data, samples and physical molds).

10.4 Without Party A’s written consent, Party B shall not reproduce, copy or reverse-engineer the molds manufactured or modified for Party A, nor use any molds or related data/technology to manufacture molds for any third party other than Party A.

10.5 For molds designed in whole or in part by Party B based on Party A’s general requirements, Party B warrants that the molds and products manufactured thereunder do not infringe upon any third party’s intellectual property rights. Party B further warrants that Party A’s import, use, production, sale and export of such products worldwide shall not infringe upon any third party’s intellectual property rights. Party B shall indemnify, defend and hold harmless Party A and its customers from and against all losses, costs, damages and expenses arising therefrom, including but not limited to litigation/arbitration costs, appraisal fees, reasonable attorney fees, costs of emergency replacement of products and other expenses.

10.6 Party B further warrants that it shall, at its own expense, take appropriate measures to resolve all intellectual property issues at Party A’s option, including: (a) obtain rights for Party A to continue importing, using, producing, selling and exporting the products; (b) modify infringing or allegedly infringing products to eliminate infringement; (c) replace infringing products with non-infringing products of equivalent performance and quality; (d) accept return of infringing products and refund the purchase price; (e) compensate Party A for economic or reputational losses through damages or public apologies.

11. Taxes

11.1 All amounts herein are inclusive of 13% VAT. Party B shall issue valid special VAT invoices to Party A prior to payment, categorized as “Molds”. Delay in issuing invoices shall not constitute a breach by Party A. Party B shall compensate Party A for any losses caused by refusal to issue invoices.

11.2 All taxes, import duties or tariffs, and other levies (including but not limited to VAT) imposed on Party A by relevant authorities in the jurisdiction in connection with this Contract shall be borne by Party B.

11.3 All taxes imposed on Party B by relevant tax authorities in the jurisdiction in connection with this Contract and its performance shall be borne by Party B.

11.4 All taxes imposed outside the jurisdiction in connection with the performance of this Contract shall be borne by Party B.

11.5 If Party A needs to handle export tax rebates, Party B shall cooperate with tax authority audits and provide required documents until Party A successfully obtains the rebate; otherwise, Party A may withhold payment. If Party A fails to obtain the rebate due to Party B’s reasons, Party A may require Party B to pay liquidated damages equal to 30% of total purchase amount during cooperation or deduct losses from payments, with Party B liable for any shortfall.

11.6 If Party A cannot obtain export tax rebates or incurs tax losses due to invalid invoices provided by Party B or Party B being listed as an “abnormal taxpayer” after contract termination, Party A may require Party B to pay liquidated damages equal to 30% of total purchase amount during cooperation or deduct losses from payments, with Party B liable for any shortfall.

11.7 This Article 11 shall survive termination of this Contract. Party A may withhold payment as security for Party B’s compliance with this Article. If Party B complies within the specified period after termination, Party A shall release the withheld amount without interest. If Party B breaches this Article, Party A may deduct losses or liquidated damages from the security. Payment by Party A shall not prejudice Party A’s right to pursue remedies for breach.

12. Representations and Warranties

12.1 Each Party represents and warrants to the other as of the effective date: (a) it is a duly organized, validly existing and good standing legal entity under the laws of its jurisdiction; (b) it has full authority and all necessary licenses, consents and approvals to enter into and perform this Contract; (c) it has sufficient qualified personnel to perform its obligations properly and efficiently; (d) its authorized representative has executed this Contract, and the terms are legally binding and enforceable; (e) execution and performance do not violate its organizational documents, applicable laws or any other contracts to which it is a party; (f) no pending litigation, arbitration or proceedings threaten its ability to perform; (g) it has disclosed all relevant government documents and no prior documents contain misstatements or omissions of material facts.

12.2 Any material breach of the above representations and warranties as of the effective date shall constitute a material breach of this Contract.

13. Term

13.1 This Contract shall terminate automatically upon full performance or discharge of all obligations hereunder.

14. Termination

14.1 This Contract may be terminated at any time prior to expiration upon written mutual agreement.

14.2 Prior to expiration, Party A (“Notifying Party”) may terminate this Contract by written notice to Party B if: (a) Party B materially breaches this Contract and fails to cure within the cure period under Article 15.1(a); (b) Party B repeatedly breaches any terms, indicating lack of intent or ability to perform; (c) Party B is insolvent, dissolved, liquidated or ceases operations; (d) force majeure materially affects Party A’s performance for over three months and no fair resolution is reached.

14.3 Articles 10, 15 (limited to claims arising prior to termination), 17 and 19 shall survive termination.

14.4 Any rights, remedies, obligations or liabilities that by their nature survive termination or expiration (including those accrued prior thereto) shall remain in effect.

15. Breach of Contract

15.1 Except as otherwise provided, if a Party (“Breaching Party”) materially breaches any material obligation hereunder, the other Party (“Aggrieved Party”) may: (a) give written notice specifying the breach and requiring cure within 15 days (“Cure Period”) at the Breaching Party’s expense (no Cure Period for breach of representations/warranties or Article 17); and (b) if uncured within the Cure Period (or at any time if no Cure Period), claim direct and foreseeable losses in addition to other remedies.

15.2 Failure by Party B to deliver first samples, modified samples, molds or submit acceptance applications on schedule shall result in liquidated damages of 1% of the total contract price per day, calculated separately and cumulatively. Delay exceeding 30 days entitles Party A to engage third parties at Party B’s cost, deductible from payments.

15.3 Notwithstanding anything else: (a) Party A shall not be liable for indirect losses including lost revenue, profits or goodwill; (b) total aggregate liability of Party A shall not exceed RMB Five Thousand.

15.4 If molds are scrapped or delivery delayed due to Party B’s reasons, delaying or preventing Party A’s production or new product launch, Party B shall unconditionally refund all payments, pay interest at 2% above PBOC benchmark lending rate from breach to full refund, and pay liquidated damages equal to the total contract price.

15.5 Party B acknowledges that breaches of Articles 10 or 17 materially harm Party A’s interests and competitiveness. Any such breach shall result in full refund, liquidated damages of 10 times the total contract price, disqualification from future mold contracts, and liability for direct and foreseeable losses.

15.6 No Party shall exercise a lien over Party A’s goods (including molds) for any reason. Failure to release upon demand shall result in liquidated damages of 5% of the value of detained goods per day, deductible from payments.

15.7 Party B shall not assign or pledge accounts receivable arising hereunder without Party A’s prior written consent. Any such assignment or pledge shall be void, and Party B shall be liable for material breach.

15.8 Party B acknowledges the reasonableness of liquidated damages and waives the right to seek reduction thereof.

16. Assignment

16.1 Neither Party may assign this Contract in whole or in part without the other Party’s prior written consent.

16.2 As an exception, Party A may assign all rights and obligations to its affiliates, and Party B shall cooperate with the assignment, including executing assignment agreements.

17. Confidentiality Obligation

17.1 Prior to and during the term, a Party (“Disclosing Party”) may disclose confidential information to the other Party (“Receiving Party”). The Receiving Party shall, during the term and for years thereafter: (a) keep confidential; (b) use solely for purposes hereof; (c) not disclose except to permitted recipients: employees, agents, attorneys, accountants and consultants; regulatory authorities; government officials.

17.2 Article 17.1 shall not apply to: (a) information already known to Receiving Party; (b) trivial or obvious information; (c) public information not due to breach; (d) information received from non-confidential third parties.

17.3 The Receiving Party shall implement policies to inform its directors, officers, employees and permitted recipients of confidentiality obligations.

17.4 Any loss or unauthorized disclosure of confidential information by the Receiving Party shall be immediately notified to the Disclosing Party, with best efforts to recover.

17.5 Upon request of the Disclosing Party (before or after term), the Receiving Party shall: (a) return or destroy all confidential materials; (b) confirm return/destruction in writing within 10 days.

18. Notices

18.1 All notices and written communications hereunder shall be in Chinese and delivered by hand, courier, email or fax to the addresses below:

Party A：

Party B：

18.2 Notices are deemed delivered: (a) when hand-delivered and acknowledged; (b) on the 3rd working day after courier dispatch; (c) on the date of email dispatch (with follow-up written notice within 2 working days); (d) on the next working day after confirmed fax transmission.

18.3 Contact information herein shall be valid for all communications and legal documents. Any change shall be promptly notified; otherwise, consequences shall be borne by the changing Party.

19. Dispute Resolution

19.1 Any dispute arising out of or in connection with this Contract (including breach, termination or invalidity) shall first be resolved through friendly negotiation.

19.2 If unresolved, any Party may submit the dispute to the competent people’s court at Party A’s domicile for litigation under PRC law.

19.3 During dispute resolution, Party B shall continue to perform other obligations hereof except those related to the dispute.

20. General Provisions

20.1 Neither Party shall be liable for failure to perform due to force majeure. The affected Party shall give immediate written notice and provide evidence within 10 working days. The Parties shall negotiate a fair resolution, with best efforts to mitigate impacts.

20.2 This Contract establishes a sales relationship only. Nothing herein shall be construed as: (a) partnership or joint liability; (b) agency relationship (without written consent); (c) authority to make representations or warranties; (d) authority to incur obligations on behalf of the other Party.

20.3 This Contract shall be binding on the Parties and their respective successors and assigns.

20.4 All indemnities, losses or liquidated damages shall be effective upon deduction notice from Party A, deductible from payments. Party B may dispute in writing within the period under Article 6.6, subject to Party A’s written approval. Pending approval, Party A may proceed with deductions.

20.5 Nothing herein shall be deemed to confer any benefits or enforcement rights on any third party.

20.6 This Contract may not be modified orally; modifications require written agreement signed by both Parties. Any oral commitments by Party A’s personnel are superseded by the written Contract.

20.7 The Parties confirm that the terms reflect good-faith negotiations and do not constitute standard terms. Each Party acknowledges review, understanding and satisfactory explanation of all terms.

20.8 No failure or delay by Party A in exercising any rights shall constitute a waiver thereof, nor shall partial exercise preclude subsequent exercise.

20.9 Rights and remedies hereunder are cumulative and not exclusive of those available under applicable law.

20.10 The invalidity of any provision of this Contract shall not affect the validity of any other provisions of this Contract.

20.11 Product drawings shall be subject to emails from Party A’s R&D project manager; other technical standards/contracts shall be subject to emails from mold engineers. The following technical documents are confirmed: On-site Technical Review Record, Injection Mold Specification, Blister Mold Specification, Foam Mold Specification, Sheet Metal Mold Specification.

20.12 Unless otherwise agreed, each Party shall bear its own attorney or consultant fees related to negotiation, execution and performance.

20.13 Appendices are an integral part hereof and equally binding.

20.14 This Contract shall be governed by the laws of the People’s Republic of China.

20.15 This Contract shall take effect upon signature and seal by both Parties. It is executed in four originals, with Party A holding three and Party B holding one, each with equal legal effect.

20.16 This Contract is executed in Chinese.

IN WITNESS WHEREOF, the Parties have executed this Contract through their duly authorized representatives as of April 2, 2025.

Party A: TCL Home Appliances (Hefei) Co., Ltd. (Seal)

Party B: Jiangsu Ningtai Mould Co., Ltd. (Seal)